MARKETING AGREEMENT

This MARKETING AGREEMENT (the "Agreement") is entered into as of the 26th day of September, 2012, by and between Newmark, , ("Newmark") 131 Quarry Village Road, Cheshire, CT 06410 and PAINMASTER PRODUCTS INC.. ("PAINMASTER PRODUCTS ") 711 South Carson Street, Suite 4, Carson City, NV, 89701.

WHEREAS, Newmark is the worldwide owner of all right, title and interest in the Painmaster® MCT Patch technology (the "Product");

WHEREAS, PAINMASTER PRODUCTS is a newly established company that will engage in the business of marketing, selling and distributing consumer products by means of direct response, retail and/or any other marketing venues;

WHEREAS, Newmark desires to have PAINMASTER PRODUCTS market, promote and sell the Product by means of direct response, retail, and/or any other revenue producing sales channels in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the foregoing mutual promises and the covenants included herein, and upon the terms and subject to the conditions set forth below, the parties hereto hereby agree as follows:

1. Grant of Rights.

1.1. Newmark hereby grants to PAINMASTER PRODUCTS the exclusive license to all intellectual property owned by or licensed to Newmark or its affiliates associated with the Product for use in the field of alleviating pain (the "Field"), including, without limitation, all patents, technology, inventions, know-how, processes and trademarks during the Term and in the Territory (as such terms are defined herein) for the purpose of permitting PAINMASTER PRODUCTS to market, promote and sell the Product in all media and via all distribution channels, including without limitation, direct response television and radio commercials, print advertising, direct mail, the Internet, home shopping channels and retail and to use the Painmaster® trademark or such other trademark as may be designated by PAINMASTER PRODUCTS in connection therewith, subject to and upon the terms and conditions of this Agreement. During the Term, Newmark shall transfer administrative control and grant the exclusive license to PAINMASTER PRODUCTS for the following URLs, web sites and their content: www.painmasterpatch.com and www.painmasterproducts.com. Newmark shall not grant a license to market, promote or sell the Product or any competitive or similar product to any third party in the Territory during the Term of this Agreement. Furthermore, Newmark also agrees not to launch any product whatsoever using the name Painmaster® in the Territory. PAINMASTER PRODUCTS has the right to launch other products using the trademark Painmaster® within the Territory under the same terms of this Agreement (as such terms are defined herein).

1.2 Newmark further grants to PAINMASTER PRODUCTS the exclusive right and license during the Term and in the Territory to manufacture and market the Product, in accordance with the specifications and quality control standards

set forth by Newmark and the terms and conditions of this Agreement. Parties acknowledge that manufacturing is and can be sourced outside of the Territory.

2. Newmark Duties.

2.1 Newmark shall provide PAINMASTER PRODUCTS with specifications and quality control standards for the manufacture of the Product (collectively, the "QC Standards"). PAINMASTER PRODUCTS agrees to manufacture the Product in accordance with such QC Standards as well as all applicable government standards. These QC Standards will be memorialized in a separate agreement to be entered into if PAINMASTER PRODUCTS decides to take over manufacturing after the test marketing period. As the quality of the Product is heavily regulated by government agencies, including the United States Food and Drug Administration, Newmark anticipates having less of a need for routine monitoring of quality of product should PAINMASTER PRODUCTS decide to take over manufacturing, but Newmark reserves the right to oversee quality of the Product sold using the Painmaster® trademark, which right will not be unreasonably denied.

2.2 Newmark shall be responsible for providing PAINMASTER PRODUCTS with advertising claims for the Product

2.3 Newmark shall ensure that all advertising claims for the Product provided to PAINMASTER PRODUCTS are, or will be, true and correct at the time such claims are made and supported by competent and reliable substantiation which complies with applicable law. Newmark shall provide PAINMASTER PRODUCTS with any and all documents reasonably required or requested by PAINMASTER PRODUCTS at any time and from time to time to support such advertising claims. In the event an advertising claim provided by Newmark is alleged to be (or is proven to be) untrue, Newmark shall indemnify and defend PAINMASTER PRODUCTS INC from any and all threatened and/or actual legal proceedings, including without limitation any administrative or regulatory hearing. Any damages, penalties or judgments, incurred by either Party, arising out of advertising claims provided by Newmark which are proven to be untrue or incorrect shall be the sole responsibility of Newmark.

2.4 PAINMASTER PRODUCTS will not make any advertising claims not provided or approved by Newmark. If PAINMASTER PRODUCTS wants Newmark to approve additional claims, PAINMASTER PRODUCTS will provide Newmark with competent proof that such claims: (i) are, or will be, true and correct at the time such claims are made; and (ii) are supported by competent and reliable substantiation which complies with applicable law. Any claims not provided by Newmark must be approved in writing signed by Newmark

3. PAINMASTER PRODUCTS DUTIES.

3.1 PAINMASTER PRODUCTS shall be responsible for managing and administering, at its own expenses, all aspects of the marketing campaign for the Product, including, without limitation, development, creation and production of any direct response television or radio spots, telemarketing scripts, direct mail pieces, product packaging and all other advertising and marketing materials utilized to promote the Product (collectively, the "Marketing Collateral") and the purchase of all media. The

Marketing Collateral used by PAINMASTER PRODUCTS shall only contain advertising claims provided or approved by Newmark

3.2 PAINMASTER PRODUCTS shall be responsible for fulfilling all orders for the Product, billing all fees in connection with the Product sales, handling all related returns, refunds, cancellations, credits and chargebacks, and processing all charges and credits through its merchant account. PAINMASTER PRODUCTS shall also be responsible for handling all customer service inquiries relating to the sale of the Product.

3.3 PAINMASTER PRODUCTS agrees to begin a marketing campaign of the Painmaster® Patch no later than January 15, 2013. On completion of the test term, but no later than April 15, 2013, PAINMASTER PRODUCTS will either terminate this Agreement or immediately begin a National Rollout Campaign in the Territory with retail sales to follow.

4. Term and Territory.

4.1 The "Term" of this Agreement shall commence on the date first set forth above and continue for a period of ten years with an automatic renewal of another ten years. PAINMASTER PRODUCTS has the right to terminate the Agreement at the end of any one year period of, this ten year agreement, at it is own discretion. Newmark only has the right to terminate if PAINMASTER PRODUCTS has defaulted on any term of this Agreement or has failed to market the Product for a successive one hundred fifty (150) day period following the one year anniversary of this Agreement. Before termination is effective, Newmark must allow PAINMASTER PRODUCTS ninety (90) days to cure any defaults.

4.2 The "Territory" shall be the United States and Canada including each of their respective, territories and possessions.

4.3 Newmark will retain ownership of all patents, regulatory approvals, manufacturing processes and engineering documentation, and will retain control of the underlying technology employed in the Product. Newmark retains the right to use the underlying technology in other products and to license others for the sale and distribution of the Product in territories not included in the Territory, except that no such product shall compete with the Product in the Territory. Further, Newmark retains the right to manufacture or allow others to manufacture the Product within the Territory for distribution to or use by end-users outside the Territory. Any developed product which receives FDA 510(k) OTC approval or may be sold to the general public without said FDA approval must first be given to PAINMASTER PRODUCTS for marketing consideration, and right of first refusal. For clarity, this includes any product created by Newmark or its subsidiaries and affiliates, in or out of the Territory, which may be sold to the general public.

5. Compensation.

5.1 As used in this Section 5, Net Sales shall be defined as gross sales, less shipping and handling charges, minus chargebacks of bad credit cards, cancelations or returns resulting from the marketing campaign.

5.2 In consideration of the services provided and rights granted hereunder:

Shall pay to Newmark $50,000 upon signing of this agreement (payment to be made within 5 business days);

On or before April 15, 2013, PAINMASTER PRODUCTS shall agree to: (a) go forward with a National Rollout Campaign; or (b) terminate this Agreement.

(b) On agreement to go forward with the National Rollout Campaign, PAINMASTER PRODUCTS shall pay to Newmark the sum of Seven Hundred Thousand Dollars ($700,000.00), of which $70,000 shall be paid monthly commencing on April 15, 2013 and continuing on the 15th of each of the nine succeeding months. This money shall be considered an Advance on Royalties as defined in section 5.2(c). This sum shall be non-refundable even Royalties do not exceed Seven Hundred Thousand Dollars ($700,000.00).

(c) Newmark shall receive from PAINMASTER PRODUCTS an amount equal to three percent (3%) of all Net Sales of the DRTV marketing Campaign. Newmark also shall receive from PAINMASTER PRODUCTS ten percent (10%) of all retail and wholesale revenue of any kind (the "Retail Sales Royalties"), less the $750,000.00 previously advanced to Newmark. The Retail Sales Royalty rate shall be reduced to 7.5% once aggregate Royalties/Advances (irrespective of Retail, wholesale or DRTV marketing) has totaled two million dollars ($2,000,000). The Retail Sales Royalty rate shall be further reduced to 5.0% once aggregate Royalties/Advances (irrespective of Retail, wholesale or DRTV marketing) has totaled five million dollars ($5,000,000). The parties anticipate the acquisition of additional patent rights during the term of this Agreement but, on a country-by-country basis, whenever the Product is no longer covered by: (i) at least one patent claim in a patent that is enforceable (not expired, and not invalidated or unenforceable after exhaustion of all appeals); or (ii) covered by at least one claim in a pending patent application, then the payment percentages will be reduced by fifty per cent (50%).. The reduced royalty rate, which shall be paid for the remainder of this Agreement, shall compensate Newmark for the use of trademark rights, trade secrets, efforts to obtain product clearance from relevant government entities, know-how and show-how provided to PAINMASTER PRODUCTS and the ongoing obligations of Newmark under this Agreement.

(d) PAINMASTER PRODUCTS shall utilize the existing Newmark inventory, and reimburse these inventory costs as they are sold.

(e) Infringement Claims By Third Parties for Products. If the manufacture, use or sale of the Product in the Territory results in a claim or a threatened claim by a third party against a Party hereto for patent infringement or for inducing or contributing to patent infringement ("Infringement Claim"), the Party first having notice of an Infringement Claim shall promptly notify the other in writing. The notice shall set forth the facts of the Infringement Claim in reasonable detail. In the event of a patent infringement suit filed or threatened by a third party for actions of Newmark or PAINMASTER PRODUCTS within the Territory, without regard to which Party is named in the litigation, Newmark will have the option to select and pay counsel to defend the infringement allegations. Newmark will both control the course of the litigation and

be responsible for the costs of the litigation, including license royalties, and damages attributed to the infringement. PAINMASTER PRODUCTS shall cooperate and assist Newmark with the infringement litigation. Newmark will have the sole discretion to settle the patent litigation or threat of patent litigation, including payment of damages attributed to the alleged infringement, modification of the Product for sale in the Territory, and the cessation of the sale of the Product within the Territory. Should Newmark not be able to settle the litigation, it may cease the sales of the Product within the Territory, in which case PAINMASTER PRODUCTS will have the option to terminate this Agreement.

(f) All royalties set forth in Section 5.2 (c) shall be calculated and payable on a Fiscal Quarter basis and royalties shall be paid within forty-five (45) days following the end of such Fiscal Quarter. Each royalty payment shall be accompanied by a written report indicating the amount of Net Sales during such Fiscal Quarter and a calculation of the royalties due.

6 Audits & Expenses:

Records Audit: PAINMASTER PRODUCTS agrees to keep accurate books of account and records at its principal place of business reflecting Product Sales, Gross Revenues and Net Revenues earned during the Term. Newmark shall have the right, once during each year of the Term at its own expense, to audit such books of account and records on reasonable notice and during normal business hours. Upon the written request by Newmark and not more than once in each calendar year, PAINMASTER PRODUCTS shall permit an independent certified public accounting firm of nationally recognized standing selected by Newmark and reasonably acceptable to PAINMASTER PRODUCTS , at Newmark's expense, to have access during normal business hours to such of the financial records of PAINMASTER PRODUCTS 'S Painmaster MCT Patch campaign as may be reasonably necessary to verify the accuracy of the payment reports hereunder for the four (4) calendar quarters immediately prior to the date of such request.

7. Ownership.

7.1 PAINMASTER PRODUCTS acknowledges that Newmark owns all right, title and interest in and to the Product, including all copyrights, patents, trademarks and other intellectual property rights therein, throughout the world. PAINMASTER PRODUCTS will not obtain patents that apply to any improvements to the products nor allow others to do so but will ensure that the patent rights are assigned to Newmark so that Newmark may obtain additional patent rights to license back to PAINMASTER PRODUCTS under this agreement. PAINMASTER PRODUCTS will not obtain any trademarks to be used in connection with the marketing or sale of any Product. PAINMASTER PRODUCTS agrees to cooperate as is reasonably necessary to protect Newmark's intellectual property rights in the Product and to execute any documents that may be necessary to perfect Newmark's ownership of such intellectual property rights in the Product throughout the Territory. PAINMASTER PRODUCTS will mark all Products for sale in the United States with notice of Newmark's patents in accordance with Newmark guidance on appropriate marking language and placement.

7.2 Subject to Newmark's rights in and to the Product as described above, PAINMASTER PRODUCTS shall own all right, title and interest in and to: (i) any Marketing Collateral relating to the Product; and (ii) any customer names and other information generated by such Marketing Collateral and/or in connection with all other marketing efforts by PAINMASTER PRODUCTS . If, after the test period PAINMASTER PRODUCTS decides to terminate this Agreement, PAINMASTER PRODUCTS will transfer ownership of all customer lists to Newmark. Upon the expiration or termination of this Agreement for any other reason, Newmark shall have no right to use the Marketing Collateral created by PAINMASTER PRODUCTS in connection with the marketing, promotion or sale of the Product other than the advertising claims provided or approved by Newmark. PAINMASTER PRODUCTS 'S Marketing Collateral includes but is not limited to any television, radio, print, Websites or Internet produced shows or advertisements. , The Marketing Collateral created by PAINMASTER PRODUCTS will be owned by PAINMASTER PRODUCTS .

7.3 Enforcement of Intellectual Property Rights. Newmark shall be responsible for the preservation and enforcement of all intellectual property owned by or licensed to Newmark or its affiliates associated with the Product ("Newmark's Rights"). PAINMASTER PRODUCTS will assist in enforcement including signing papers if needed as a legally indispensable party in order to allow Newmark to assert Newmark's Rights or to defend against any declaratory judgments for non-infringement, invalidity, or otherwise seeking to limit or hold Newmark's Rights unenforceable. Newmark will control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation, declaratory judgments or other enforcement action with respect to Newmark's Rights.

8. Representations and Warranties.

8.1 Each party represents and warrants: (i) that it has the right and power to enter into this Agreement; and (ii) its execution and performance of this Agreement will not violate any agreement, contract or joint venture to or in which it is a party.

8.2 Newmark further represents and warrants that: (i) it has the right and power to grant the rights to PAINMASTER PRODUCTS hereunder; (ii) it owns all right, title and interest to the Product licensed hereunder; (iii) all advertising claims for the Product provided to PAINMASTER PRODUCTS by Newmark or otherwise approved by Newmark, are true and correct and supported by competent and reliable substantiation; and (iv) it has no actual knowledge that the Product has been or is subject to product liability or infringement claims within the Territory. Also Newmark agrees that any sale/purchase of the Painmaster® Patch business or company will be subject to this Agreement.

8.3 PAINMASTER PRODUCTS further represents and warrants that: (i) the Marketing Collateral, other than the advertising claims contained therein provided or approved by Newmark, comply with all applicable laws, rules and regulations; (ii) the Marketing Collateral will not contain advertising claims unless approved or provided by Newmark; and (iii) the Marketing Collateral will not infringe upon or violate the rights of any third parties.

8.4 PAINMASTER PRODUCTS shall have the authority to determine whether to use Newmark approved suppliers or other companies to supply the Product. However, any suppliers other than Newmark's approved suppliers must be approved in advance by Newmark, which approval will not be unreasonably withheld or delayed. Any supplier chosen by PAINMASTER PRODUCTS will be required to: (i) enter into the same confidentiality and non-disclosure agreements entered into by Newmark's suppliers; and (ii) adhere to the same quality standards as Newmark's suppliers.

9. Indemnification.

Each party agrees to indemnify, defend and hold harmless the other party and its respective directors, officers, employees and affiliates from and against any and all damages, liabilities, costs, losses, expenses, claims and/or judgments, including reasonable attorneys' fees and expenses (collectively "Losses") arising out of or related to: (i) the failure of such party to fully perform any of its obligations hereunder; (ii) the breach by such party of any of its representations or warranties hereunder; or (iii) the failure by such party to comply with any applicable laws, rules or regulations in connection with the performance of its obligations hereunder. Nothing in this section on Indemnification shall be construed to obligate Newmark to indemnify PAINMASTER PRODUCTS against third party claims of patent infringement against the Product within the Territory for infringement claims not within Newmark's actual knowledge as of the 24th day of September, 2012.

10. Insurance.

During the Term (PAINMASTER PRODUCTS shall maintain such insurance beginning January 15, 2013) each party shall maintain commercial general liability insurance coverage in connection with the Product of at least One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) in the aggregate and shall name the other party as additional insured. PAINMASTER PRODUCTS shall also obtain errors and omissions insurance for the Marketing Collateral of at least One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) in the aggregate and shall name Newmark as an additional insured. Each party's insurance premiums shall be deemed (and applied) as an expense against gross revenues.

11. Termination.

Either party may terminate this Agreement if the other party materially breaches any of its obligations hereunder and such breach remains uncured for ninety (90) days following the written notice to the breaching party of the breach.

12. Notices.

All notices, communications, payments or other correspondence required to be given or made under this Agreement shall be in writing and shall be deemed received: (i) on the same day if delivered in person, by same-day courier or by telegraph, telex or facsimile transmission; (ii) within three (3) days if delivered by mail or courier; or (iii) on the date indicated on the return receipt, or if there is no such receipt, on the third calendar day (excluding Sundays) if delivered by certified or registered mail,

postage prepaid, to the party for whom intended. All notices shall be given to the parties at the following addresses, or such other address as may be the subject of a written notice given hereunder:

If to Newmark: 131 Quarry Village Road
Cheshire CT 06410
Francis R. Powell, President

If to PAINMASTER PRODUCTS :
711 South Carson Street, Suite 4
Carson City, NV, 89701
Dennis Shafer, CEO

13. Confidentiality.

13.1 "Confidential Information" means: (i) business or technical information of any party; (ii) any information designated by a party as "confidential" or "proprietary" or which, under the circumstances taken as a whole, would reasonably be deemed confidential; and (iii) the terms and conditions of this Agreement.

13.2 Each party agrees: (i) that it will not disclose to any third party or use any Confidential Information disclosed to it by another party except as expressly permitted in this Agreement; and (ii) that it will use its best efforts to maintain the confidentiality of all Confidential Information of any other party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.

13.3 Notwithstanding the provisions of Section 13.2 above, Confidential Information will not include information that: (i) is in or enters the public domain without breach of this Agreement; (ii) the receiving party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation; or (iii) the receiving party knew prior to receiving such information from the disclosing party or develops independently. Any party may disclose Confidential Information of another party pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided that the disclosing party gives reasonable notice to the other party to contest such order or requirement.

13.4 The parties anticipate that particular activities during the course of this Agreement may trigger the need for specialized Non-Disclosure Agreements tailored to the specific activities and the parties involved. The parties agree to cooperate and use their best efforts to obtain and execute any such Non-Disclosure Agreements.

14. Miscellaneous.

14.1 This Agreement will be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of laws principles. Any suit hereunder will be brought solely in the appropriate federal or state courts situated in the State of New York and both parties hereby submit to the personal jurisdiction thereof.

14.2 Neither party shall have the right to assign its rights and obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

14.3 Neither party has power or authority to assume or create any obligation or responsibility on behalf of the other party. This Agreement will not be construed to create or imply any partnership, agency or joint venture.

14.4 This Agreement is the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding any prior agreement and communications (both written and oral) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties. If, for any reason, a court of competent jurisdiction finds any provision or portion of this Agreement to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to affect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

14.5 Failure of any party to insist on strict performance of any of the terms and conditions herein shall not be deemed a waiver of any rights or remedies that such party shall have and shall not be deemed a waiver of any subsequent default of the terms and conditions thereof.

14.6 This Agreement may be executed in multiple counterparts, each of which, when so executed, shall be deemed to be an original copy hereof, and all such counterparts together shall constitute one single agreement.

14.7. Costs and fees incurred by Newmark to pay annuities and maintenance fees to keep issued patents in effect in the Territory will be paid by PAINMASTER PRODUCTS from gross revenues.

14.8 Bankruptcy. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code. The parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Upon the bankruptcy of any party, the non-bankrupt party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt party, unless the bankrupt party elects to continue, and continues, to perform all of its obligations under this Agreement.

14.9 Interpretation. This Agreement has been negotiated between the parties and shall be deemed to have been mutually drafted by them. Accordingly, no court interpreting any provision shall construe it more favorably for one party against the other based on the attribution of drafting to any party.

The parties have duly executed this Agreement by the authorized signatures below.

NEWMARK, INC.

By: [signature]
Name Francis Powell
Title: President

PAINMASTER PRODUCTS INC,

By: [signature]
Dennis Shafer
CEO